EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement (Form S-3) of BNC Bancorp and its subsidiaries (the “Company”), of our report dated February 29, 2016 relating to the consolidated financial statements as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, and the effectiveness of BNC Bancorp’s internal control over financial reporting as of December 31, 2015, which appears in the Company’s annual report on Form 10-K and is incorporated by reference herein. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ CHERRY BEKAERT LLP

Raleigh, North Carolina

July 19, 2016